Exhibit 2.1

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of May 15, 2013, by and among AMR Corporation, a Delaware corporation (“American”); AMR Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of American (“Merger Sub”); and US Airways Group, Inc., a Delaware corporation (“US Airways”); and this Amendment amends that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 13, 2013, by and among American, Merger Sub, and US Airways. Capitalized terms used in this Amendment and not defined herein shall have the meanings given to such terms in the Merger Agreement.

WHEREAS, in accordance with Section 7.3 of the Merger Agreement, the parties hereto wish to amend the Merger Agreement as specified herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Merger Support Order. Notwithstanding any other provision of the Merger Agreement, the term “Merger Support Order” as used in the Merger Agreement, including for purposes of Section 6.2(d) and Section 7.1 of the Merger Agreement, shall mean that certain order entered by the Bankruptcy Court on May 10, 2013 entitled Order Authorizing and Approving (i) Merger Agreement Among AMR Corporation, AMR Merger Sub, Inc., and US Airways Group, Inc., (ii) Debtors’ Execution of and Performance under Merger Agreement, (iii) Certain Employee Compensation and Benefit Arrangements, (iv) Termination Fees, and (v) Related Relief, which shall be deemed to be in form and substance reasonably acceptable to American and US Airways (ECF No. 8096 ).

2. Exhibit A. Section 1(a) of Article IV of Exhibit A of the Merger Agreement is amended by replacing the existing provision in its entirety with the following:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,950,000,000 shares of capital stock, consisting of 1,750,000,000 shares of common stock having a par value of $0.01 per share (the “Common Stock”) and 200,000,000 shares of preferred stock having a par value of $0.01 per share (the “Preferred Stock”).”

3. Effectiveness. All of the provisions of this Amendment shall be effective as of the date hereof. Except as specifically provided for in this Amendment, all of the terms of the Merger Agreement shall remain unchanged and are hereby confirmed and remain in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed part of the Merger Agreement.

4. Effect of Amendment. Whenever the Merger Agreement is referred to in the Merger Agreement or in any other agreements, documents or instruments, such reference shall be deemed to be to the Merger Agreement as amended by this Amendment.

5. Counterparts. This Amendment may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute a single instrument.

6. Governing Law. This Amendment shall deemed to be made in and in all respects shall be interpreted, construed, and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

AMR CORPORATION

By:	/s/ Thomas W. Horton
Name:	Thomas W. Horton
Title:	Chairman, President and CEO

AMR MERGER SUB, INC.

By:	/s/ Thomas W. Horton
Name:	Thomas W. Horton
Title:	President

US AIRWAYS GROUP, INC.

By:	/s/ Stephen L. Johnson
Name:	Stephen L. Johnson
Title:	Executive Vice President